NSAR ITEM 77O
April 1, 2004 - September 30, 2004
Van Kampen High Yield Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            Leiner Health   UBS Inv.    490,000     0.326       5/24/04
                 Products Inc.   Bank

    2            MGM Mirage      JP Morgan 1,495,000     0.332       9/08/04

Underwriters for #1:
UBS Investment Bank
Credit Suisse First Boston
Morgan Stanley & Co. Incorporated

Underwriters for #2:
JPMorgan
Morgan Stanley & Co. Incorporated
Barclays Capital
Wachovia Securities
Banc of America Securities LLC
BNP PARIBAS
Citigroup
Commerzbank Securities
Daiwa Securities SMBC Europe
Deutsche Bank Securities
Piper Jaffray & Co.
RBS Greenwich Capital
Scotia Capital
SG Corporate & Investment Banking
Wells Fargo Securities, LLC